Exhibit 99.1

Press Contact: Dana Stelsel Corporate Communications Manager (765) 771-5766	Wabash National Investor Relations: (765) 771-5310

FOR IMMEDIATE RELEASE

WABASH NATIONAL CORPORATION ANNOUNCES

STOCK REPURCHASE PROGRAM

LAFAYETTE, Ind., -- December 18, 2014 -- Wabash National Corporation (“Wabash” or “the Company”) (NYSE: WNC) today announced that its board of directors has authorized the Company to repurchase up to $60 million of its common stock over a two year period ending on December 31, 2016. Stock repurchases under this program may be made in the open market or in private transactions at times and in amounts determined by the Company. The Company, at its sole discretion, may limit or terminate the stock repurchase program at any time based on market conditions, liquidity needs, or other factors. The program is intended to enhance shareholder value by reducing the overall number of outstanding shares, including by offsetting dilution resulting from stock-based compensation programs.

Dick Giromini, President and Chief Executive Officer, said, "We are pleased that the continually strengthening financial performance of the Company has put us in a position to implement this program, and we are taking this action as part of our ongoing commitment to reward shareholders based on the confidence we have in Wabash’s earnings, cash flow, and growth potential. Going forward, we expect to continue to execute our capital allocation strategy of maintaining strong liquidity, deleveraging our balance sheet, returning capital to shareholders, and investing in the business, both organically and acquisitively, in ways that will continue to meaningfully strengthen shareholder value."

About Wabash National Corporation

Headquartered in Lafayette, Indiana, Wabash National Corporation (WNC) is a diversified industrial manufacturer and North America's leading producer of semi-trailers and liquid transportation systems. Established in 1985, the company specializes in the design and production of dry freight vans, refrigerated vans, platform trailers, liquid tank trailers, intermodal equipment, engineered products and composite products. Its innovative products are sold under the following brand names: Wabash National(R), Transcraft(R), Benson(R), DuraPlate(R), Walker Transport, Walker Defense Group, Walker Barrier Systems, Walker Engineered Products, Brenner(R) Tank, Beall(R), Garsite, Progress Tank, TST(R), Bulk Tank International and Extract Technology(R). To learn more, visit www.wabashnational.com.

Safe Harbor Statement

This press release contains certain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements convey the Company’s current expectations or forecasts of future events. All statements contained in this press release other than statements of historical fact are forward-looking statements, including statements regarding the implementation of the repurchase program and the Company’s capital allocation strategy. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Without limit, these risks and uncertainties include changes in economic conditions, changes in the Company’s business and results of operations, access to capital, availability of alternative uses of capital, and other risks, including those set forth in the various disclosures made by the Company’s filings with the SEC.

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